Item 30  Exhibit (h) i. c.1.v.

FIFTH AMENDMENT TO
PARTICIPATION AGREEMENT

THIS AMENDMENT is effective as of the 1st day of March, 2017.

WHEREAS, Massachusetts Mutual Life Insurance Company (the “Company”), Ivy Distributors, Inc. (“IDI”), distributor for Ivy Variable Insurance Portfolios, and Ivy Variable Insurance Portfolios (“Ivy VIP”) are parties to a Participation Agreement dated October 25, 2012 as amended, (the “Agreement”); and

WHEREAS, certain scrivener errors have been detected in the Third Amendment dated February 18, 2016 (the “Third Amendment”) and the Fourth Amendment dated October 1, 2016 (the “Fourth Amendment”) to the Agreement such that a Fifth Amendment to the Agreement is warranted for clarification purposes;

WHEREAS, the scrivener error detected in the Third Amendment is that Exhibit A to the Agreement and Schedule A to Exhibit B to the Agreement were incorrectly referenced;

WHEREAS, the scrivener error detected in the Fourth Amendment is that Schedule A to Exhibit B was inadvertently not included in the Fourth Amendment;

NOW THEREFORE, in consideration of the mutual covenant hereinafter set forth, and intending to be legally bound, the parties do hereby agree to the following amendments to the Agreement:

1.	Exhibit A to the Agreement is hereby deleted and replaced with Exhibit A attached hereto;

2.	Exhibit B of the Agreement is hereby deleted in its entirety and replaced with Exhibit B, attached hereto; and

3.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

IVY DISTRIBUTORS, INC.		IVY VARIABLE INSURANCE PORTFOLIOS

By:	/s/ Thomas W. Butch	By:	/s/ Philip J. Sanders
	Thomas W. Butch		Philip J. Sanders
Title	Chief Executive Officer	Title:	President

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Tina M. Wilson
Tina M. Wilson
Title	Senior Vice President

EXHIBIT A

All Portfolios of the Ivy Variable Insurance Portfolios

EXHIBIT B

Company, or its Agent, shall provide administrative services set out in Schedule A hereto and made a part hereof, as the same may be amended from time to time. For such Services, IDI agrees to pay to Company as follows:

(a)
Assets Under Management. Each quarter, Company shall invoice IDI and IDI shall pay to Company (1) a fee that shall be equal to                 basis points, on an annualized basis, of the average daily account value of all assets in the Portfolios in connection with the Contracts (“Aggregated Assets”) on existing accounts established before June 1, 2015, and (2) a fee that shall be equal to                 basis points, on an annualized basis, of Aggregated Assets on new accounts established on or after June 1, 2015 traded through the NSCC Fund/SERV system. In the event that Company establishes new accounts on or after June 1, 2015 that is not traded through the NSCC Fund/SERV system, Company shall invoice IDI and IDI shall pay a fee equal to                 basis points, on an annualized basis, of the Aggregated Assets.

The parties to this Agreement recognize and agree that IDI’s payments hereunder are for administrative services and personal Contract Owner services (as described in Schedule A) only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Portfolio shares, and are not otherwise related to investment advisory or distribution services or expenses. The Company represents and warrants that the fees to be paid by IDI for services to be rendered by Company pursuant to the terms of this Agreement are to compensate Company for providing administrative services to Ivy VIP and for providing personal services to Contract Owners as described in Schedule A, and are not designed to reimburse or compensate Company for providing any other services with respect to the Contracts or any Variable Account.

Payment Instructions:

The Company shall calculate the payment contemplated in this Exhibit B at the end of each calendar quarter (“Quarterly Payment”) and shall submit invoices on a quarterly basis to IDI or its designee at IvyFundsInvoices@IvyFunds.com or such other email address specified by IDI or its designee from time to time. The invoice will be submitted in a Microsoft Excel format and will include the following information:

1. Total average daily assets during the period covered by the invoice by CUSIP and account.
2. The basis point rate that applies to each CUSIP and account.
3. The subtotal amounts due by CUSIP.
4. The total amount due.
5. Payment instructions (Wire/ACH/Check).
6. Invoice contact information for the Company.

For the purpose of computing payments to the Company under this Exhibit B with respect to any Separate Account, the average daily assets attributable to shares of a Portfolio held by the Separate Account for any calendar quarter will be computed by totaling the share net asset value multiplied by total number of shares of the Portfolio held by the Separate Account on each calendar day during the calendar quarter and dividing by the total number of calendar days during such calendar quarter.

Any invoices shall only cover time periods for which this Agreement is in effect. All invoices will be paid to Company within forty-five (45) days of receipt.

SCHEDULE A

ADMINISTRATIVE SERVICES FOR
IVY VARIABLE INSURANCE PORTFOLIOS

Company shall provide certain administrative services respecting the operations of Ivy VIP and certain personal services to Contract Owners investing in Ivy VIP, as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by Company and IDI constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

A.	RECORDS OF PORTFOLIO SHARE TRANSACTIONS; MISCELLANEOUS RECORDS.

1.
Company shall maintain master accounts with Ivy VIP, on behalf of each Portfolio, which accounts shall bear the name of Company as the record owner of Portfolio shares on behalf of each Variable Account investing in the Portfolio.

2.
Company shall provide assistance reasonably requested by IDI, Ivy VIP and Ivy VIP’s transfer agent as may be necessary to track and record Portfolio share transactions and facilitate the computation of each Portfolio’s net asset value per share.

3.
In addition to the foregoing records, and without limitation, Company shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing administrative services hereunder.

B.	ORDER PLACEMENT AND PAYMENT.

1.
Company shall determine the net amount to be transmitted to the Variable Accounts as a result of redemptions of each Portfolio’s shares based on Contract Owner redemption requests and shall disburse or credit to the Variable Accounts all proceeds of redemptions of Portfolio shares. Company shall notify Ivy VIP of the cash required to meet redemption payments.

2.
Company shall determine the net amount to be transmitted to Ivy VIP as a result of purchases of Portfolio shares based on Contract Owner purchase payments and transfers allocated to the Variable Accounts investing in each Portfolio. Company shall transmit net purchase payments to Ivy VIP’s custodian.

C.
ACCOUNTING SERVICES. Company shall perform miscellaneous accounting services as may be reasonably requested from time to time by IDI, which services shall relate to the business contemplated by this Agreement, as amended from time to time. Such services shall include, without limitation, periodic reconciliation and balancing of Company’s books and records with those of Ivy VIP with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with Ivy VIP, dividend and distribution payments by Ivy VIP, and such other accounting matters that may arise from time to time in connection with the operations of Ivy VIP as related to the business contemplated by this Agreement.

D.
BOARD REPORTS. Company acknowledges that IDI may, from time to time, be called upon by the Board, to provide various types of information pertaining to the operations of Ivy Funds VIP and related matters, and that IDI also may, from time to time, decide to provide such information to the Board in its own discretion. Accordingly, Company agrees to provide IDI with such assistance as IDI may reasonably request so that IDI can report such information to the Ivy VIP’s Board in a timely manner. Company acknowledges that such information and assistance shall be in addition to the information and assistance required of Company pursuant to Ivy VIP’s mixed and shared funding SEC exemptive order, described in Section 11 of this Agreement.

Company further agrees to provide IDI with such assistance as IDI may reasonably request with respect to the preparation and submission of reports and other documents pertaining to Ivy VIP to appropriate regulatory bodies and third party reporting services.

E.
IVY VIP-RELATED CONTRACT OWNER SERVICES. Company agrees to print and distribute, in a timely manner, prospectuses, SAIs, supplements thereto, Periodic Reports and any other materials of Ivy VIP required by law or otherwise to be given to its shareholders, including, without limitation, Contract Owners investing in Portfolio shares, and to bear the expenses associated with such printing and distribution. In addition, Company shall bear the expenses associated with (i) printing, mailing, distributing, and tabulating proxy materials, including voting instruction solicitation materials, sent to Contract Owners with respect to proxy solicitations related to the Variable Account or related to matters requested by Company and agreed to by Ivy VIP, (ii) making typesetting and other customization changes to Ivy VIP proxy materials, which changes are requested by Company and agreed to by Ivy VIP. Company further agrees to provide telephonic support for Contract Owners, including, without limitation, advice with respect to inquiries about Ivy VIP and each Portfolio (not including information about performance or related to sales), communicating with Contract Owners about Ivy VIP (and Variable Account) performance, and assisting with proxy solicitations, specifically with respect to soliciting voting instructions from Contract Owners.

F.	For convenience purposes, the chart below details the party responsible for the cost of delivering, printing and mailing prospectuses, SAIs, proxies and reports:

Item	Function	Party Responsible for Expense
VIP Prospectus & Annual Mailing	Typesetting, Layout, Proofing	Funds
	Printing Existing	Funds
	Printing Prospect	Company
	Mailing Existing	IDI
	Mailing Prospect	Company
VIP Prospectus Sticker	Typesetting, Layout, Proofing	Funds
	Printing Existing	Funds
	Mailing Existing	IDI
	Printing Prospect	Company
VIP SAI	Typesetting, Layout, Proofing	Funds
	Printing Existing	IDI
	Printing Prospect	Company
	Mailing Existing	IDI
	Mailing Prospect	Company
Proxy Material for VIP required by Law	Printing	IDI/Funds
	Mailing	IDI/Funds
VIP Annual & Semi-Annual Report	Typesetting, Layout, Proofing	Funds
	Printing Existing	Funds
	Printing Prospect	Company
	Mailing Existing	IDI
	Mailing Prospect	Company